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                                                                   EXHIBIT 21.1

                        SUBSIDIARIES OF THE REGISTRANT

Subsidiary                                  Jurisdiction of Incorporation
- ----------                                  -----------------------------

Buckeye Florida Corporation                 Delaware

Buckeye Foley Corporation                   Delaware

Buckeye Florida, Limited Partnership        Delaware

Buckeye Cellulose S.A.                      Switzerland

Buckeye (Barbados) Ltd.                     Barbados

Buckeye Cellulose GmbH                      Germany

BKI Management Company, LP                  Tennessee

BKI Holding Corporation                     Delaware

BKI Finance Corporation                     Tennessee

BKI Asset Management Corporation            Delaware

BKI Limited Corporation                     Delaware

BKI Investment Corp.                        Delaware